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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 23rd day of December, 2005, by and between Kevin T. Conroy ("Employee") and Third Wave Technologies, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of March 14, 2005, and the Company now desires Employee to serve as its President and Chief Executive Officer and Employee desires to accept such duties pursuant to the terms and conditions set forth in this Agreement.

     WHEREAS, the Company and the Employee desire to enter into this Agreement to amend and restate the original Agreement in its entirety and to set forth in this Agreement the conditions under which the Employee is to be employed by the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby agrees to employ Employee as its President and Chief Executive Officer and Employee hereby agrees to serve the Company in such positions, all subject to the terms and provisions of this Agreement subject to the authority and direction of the Board of Directors of the Company. Employee agrees (a) to devote his full-time professional efforts, attention and energies to the business of the Company, and (b) shall faithfully and to the best of his ability perform his duties hereunder. Employee may serve as a director of Holiday Home Camp and as a director or member of a committee of other charitable organization or trade association (provided that the Company is notified in advance of all such positions) and may otherwise engage in charitable and community activities, and the management of personal investments, but only if such services and activities do not interfere with the performance of his duties and responsibilities under this Agreement.

     2. Term of Employment. Employee's employment (the "Employment Term") will continue until terminated as provided in Section 6 below.

     3. Compensation. During the Employment Term, Employee shall receive the following compensation.

          3.1 Base Salary. Employee's annual base salary on the date of this Agreement is $375,000, payable in accordance with the normal payroll practices of the Company ("Base Salary"). Employee's Base Salary will be subject to annual review by the Compensation Committee and the Board of Directors of the Company. During the Employment Term, on each anniversary date of this Agreement, the Company shall review the Base Salary amount to determine any increases. In no event shall the Base Salary be less than the Base Salary amount for the immediately preceding twelve (12) month period other than as permitted in Section 6.1(c) hereunder.

          3.2 Annual Bonus Compensation. Employee shall be eligible to receive an annual cash bonus as determined by the Company's Compensation Committee in its sole discretion each calendar year. Employee's target annual bonus percentage that he is eligible to earn for



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     each calendar year shall be fifty percent (50%) of his Base Salary as of
     January 1 of the applicable new calendar year. Any such bonus shall be based upon the compensation principles of the Company in effect at the time the Compensation Committee determines the amount of any bonus to be awarded. and except as set forth in Section 7 hereof, Employee shall not be entitled to receive an annual bonus for any calendar year (including the bonus referenced above) unless he remains employed with the Company through December 31 of the applicable calendar year; provided, however, that if Employee is terminated with Cause or resigns without Good Reason, no bonus will be due.

          3.3 Long Term Incentive Plan. Employee shall participate in the Company's Long Term Incentive Plans ("LTIP") and shall be deemed a "Tier I Employee" thereunder. Employee's benefits under the LTIP shall be determined pursuant to the terms of the LTIP, and such benefits may not be terminated or diminished without the written consent of the Employee.

          3.4 Equity Incentives and Other Long Term Compensation. Employee shall receive a grant of 250,000 stock options to purchase shares of the Company's Common Stock with a term of 10 years, which shall be incentive stock options to the extent permitted by the Internal Revenue Service pursuant to the Company's stock option plan. Employee will be eligible to continue to participate and receive additional grants from the Compensation Committee at a level commensurate with Employee's position as a reward for performance and as an incentive for future performance. All options granted to Employee shall vest in equal installments over the four-year period commencing with the date of grant of such options, subject to the acceleration of vesting (i) as described in Section 7.1(e) and 7.2(b) hereof and (ii) as may be set forth in the option grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any option grant agreement and this Agreement, this Agreement shall control.

     4. Benefits.

          4.1 Benefits. Employee will be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement, and other benefit programs that are generally provided to employees of the Company similarly situated, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

          4.2 Vacation and Personal Time. The Company will provide Employee with four (4) weeks of paid vacation each calendar year Employee is employed by the Company, in accordance with Company policy. The foregoing vacation days shall be in addition to standard paid holiday days for employees of the Company.

          4.3 Indemnification. To the fullest extent permitted by applicable law and as provided for in the Company's articles of incorporation and bylaws the Company will, during and after termination of employment, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as deemed under the Securities and Exchange Act of 1934 ("Affiliates") or a fiduciary of any of their benefit plans.


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          4.4 Liability Insurance. Both during and after termination (for any reason) of Employee's employment, the Company shall cause Employee to be covered under a directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after the Employee's employment terminates) at least as favorable to the Employee as policies covering the Company's other members of its Board of Directors.

          4.5 Relocation. The Company shall pay the expenses of Employee to relocate his family to Madison. Covered expenses shall include temporary housing, sale and purchasing commissions and related closing costs, moving expenses and other documented costs in an amount not to exceed $60,000 (to the extent not tax deductible by Employee, such amounts shall be grossed up for taxes).


     5. Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with the policies of the Company, the Company will reimburse Employee for any reasonable and necessary out-of-pocket expenses incurred by Employee in the furtherance of the business of the Company.

     6. Termination.

          6.1 By Employee.

          (a) Without Good Reason. Employee may terminate his employment pursuant to this Agreement at any time without Good Reason (as defined below) with at least thirty (30) business days' written notice (the "Employee Notice Period") to the Company. Upon termination by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee's duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.

          (b) With Good Reason. Employee may terminate his employment pursuant to this Agreement with Good Reason (as defined below) at any time within ninety (90) days after the occurrence of an event constituting Good Reason.

          (c)  Good Reason. "Good Reason" shall mean any of the following:
               (i)Employee's Base Salary is reduced in a manner that is not applied proportionately to other senior executive officers of the Company, provided any such reduction shall not exceed thirty percent (30%) of Employee's then current Base Salary; (ii) Employee's duties, authority or responsibilities are materially reduced or are materially inconsistent with the scope of authority, duties and responsibilities of Employee's position;
               (iii) the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement or (iv) the Company materially violates or continues to materially violate any law or regulation contrary to the written advice of Employee and the Company's outside counsel to the Board of Directors and the Company fails to rectify such violation within thirty (30) days of the written advice that such

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               violations are taking place or (v) Employee is not nominated to serve as a member of the Company's Board of Directors.

          6.2  By the Company.

          (a) With Cause. The Company may terminate Employee's employment pursuant to this Agreement for Cause, as defined below, immediately upon written notice to Employee.

          (b)  "Cause" shall mean any of the following:

              (i) any willful failure or refusal to perform the Employee's duties which continues for more than ten (10) days after notice from the Company, specifically identifying the manner in which the Company believed the Employee had failed or refused to perform his duties;

              (ii) the commission of any fraud or embezzlement by the Employee in connection with the Employee's duties or committed in the course of Employee's employment;

             (iii) any gross negligence or willful misconduct of the Employee with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company;

              (iv) a conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude,

              (v) the Employee is convicted of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Employee's job with the Company;

              (vi) any willful and material violation by the Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or

             (vii) any material breach by the Employee of this Agreement or any of the Agreements referenced in Section 8 of this Agreement.

          (c) Without Cause. Subject to Section 7.1, the Company may terminate Employee's employment pursuant to this Agreement without Cause upon at least thirty days' written notice ("Company Notice Period") to Employee. Upon any termination by the Company under this Section 6.2(c), the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee's duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.

          6.3 Death or Disability. Notwithstanding Section 2, in the event of the death or disability of Employee during the Employment Term, Employee's employment and this Agreement shall immediately and automatically terminate and the Company shall pay Employee (or in the case of death, Employee's designated beneficiary) Base Salary, accrued,


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     unpaid bonuses, in each case up to the date of termination. Neither
     Employee, his beneficiary nor estate shall be entitled to any severance benefits set forth in Section 7 if terminated pursuant to this section. In the event of the disability of Employee, the parties agree to comply with applicable federal and state law.

          6.4 Survival. The agreement described in Section 8 hereof and attached hereto as Schedule A shall survive the termination of this Agreement.

     7. Severance and Other Rights Relating to Termination and Change of
Control.

          7.1 Termination of Agreement Pursuant to Section 6.l(b) or 6.2(c). If the Employee terminates his employment for Good Reason pursuant to Section 6.1(b), or the Company terminates Employee's employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, the Company will provide Employee the following payments and other benefits:

          (a) Severance pay for a period of eighteen (18) months at Employee's then current Base Salary, (ii) any accrued but unpaid Base Salary as of the termination date; and (iii) shall pay Employee any accrued but unpaid bonus as of the termination date, on the same terms and at the same times as would have applied had Employee's employment not terminated; provided, that if at the end of the applicable period a target bonus is paid to other senior executives, a pro-rata target bonus shall also be paid to Employee and further provided, if any such termination occurs on or within the one year period following a Change of Control (as defined in Section 7.2, the Company shall also pay to Employee a pro-rata portion of his target bonus.

          (b) If Employee elects COBRA coverage for health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at the date of termination) when each premium is due until the earlier of: (i) (12) twelve months from the date of termination; (ii) the date Employee obtains new employment which offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments himself.

          (c) The Company shall provide Employee an outplacement consulting package up to a maximum value of Ten Thousand Dollars ($10,000), which shall be selected at the sole discretion of the Employee. Any payments made for such outplacement consulting shall be made by the Company directly to the consulting company.

          (d) Employee will receive on a pro-rata basis for the period of service any awards under the LTIPS that are earned (as defined in any LTIP document, but without the requirement of employment on December 31, of the year), whether vested or unvested, as of the termination date, on terms and at the times set forth in the LTIP.



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          (e)  Fifty percent (50%) percent of the then unvested stock options granted to Employee shall immediately become fully vested and exercisable upon such termination or resignation. Employee will be entitled to exercise such stock options in accordance with
               Section 7.7.

          (f) Notwithstanding anything in this Section to the contrary, to the extent that any payments under this Section are considered deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall not be paid for the number of months required under Section 409A following the Employee's separation from service. To the extent that any payment is delayed pursuant to this subsection, it shall be paid on the first day after the end of such required period.

          7.2 Change of Control. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (defined in Section 7.2(a) below). The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other similarly-situated companies. Therefore, in order to accomplish these objectives, the Board has caused the Company to include the provisions set forth in this Section 7.2.

          (a) Change of Control. "Change of Control" shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding Voting Securities,
               (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least of the total voting power represented by the Voting Securities


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               of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company's assets.

          (b) Acceleration of Vesting of Stock Options. Vesting of stock options granted to Employee shall be accelerated upon any Change of Control to the extent set forth in the applicable stock option agreement(s) between the Company and Employee. Employee will be entitled to exercise such stock options in accordance with such option agreements.

          (c) LTIP Awards. Any awards granted to Employee under the LTIPS as of the Change of Control shall be treated as described in the LTIPS.

          (d) If, within twelve (12) months before or after the effective date of a Change of Control, the Employee terminates his employment for Good Reason pursuant to Section 6.1(b) or the Company terminates Employee's employment without Cause pursuant to
               Section 6.2(c), subject to the conditions described in Section
               7.3 below, then the Employee shall receive severance pay for a period of twenty-four (24) months at Employee's then current Base Salary and pro-rata target bonus, and the termination shall be treated for purposes of Section 7.2(b) and (c) and (d) as if it occurred on the effective date of the Change of Control.

          (e) Parachute Gross-up. Any payments due Employee as a result of a change in control shall be adjusted as provided in Exhibit B attached to this Agreement.

          (f) Notwithstanding anything in this Section to the contrary, to the extent that any payments under this Section are considered deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall not be paid for the number of months required under Section 409A following the Employee's separation from service. To the extent that any payment is delayed pursuant to this subsection, it shall be paid on the first day after the end of such required period.



          7.3 Conditions Precedent to Payment of Severance. The Company's obligations to Employee described in Sections 7.1 and 7.2 are contingent on Employee's delivery to the Company of a signed waiver and release in a form reasonably satisfactory to the Company of all claims he may have against the Company, and his not revoking such release. Moreover, the Employee's rights to receive payments and benefits pursuant to Sections 7.1 and 7.2 are conditioned on the Employee's ongoing compliance with his obligations as described in Section 8 hereof. Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee's breach of his obligations described in Section 8 hereof.

          7.4 No Severance Benefits. Employee is not entitled to any severance benefits if this Agreement is terminated pursuant to Sections 6.1(a) or 6.2(a) of this Agreement; provided however, Employee shall be entitled to
     (i) Base Salary prorated through the effective date of such termination;
     (ii) Bonuses for which the payment date occurs prior to the


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     effective date of such termination; and (ill) medical coverage and other benefits required by law and plans (as provided in Section 7.6, below).

          7.5 Benefits Required by Law and Plans: Vacation Time Pay. In the event of the termination of Employee's employment, Employee will be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company, its subsidiaries and Affiliates.

          7.6 Exercise Period of Stock Options after Termination. Unless it would subject the employee to adverse tax consequences under Section 885 of the American Jobs Creation Act of 2004, Pub. Law No. 108-357, 118 Stat. 1418 (the Act), added ss. 409A to the Internal Revenue Code (Code), notwithstanding anything contained herein or in the option grant agreements to the contrary, in the event of Employee's termination with the Company, Employee's vested stock options shall be open for exercise until the earlier of (i) two years from the date of termination or (ii) the latest date on which those options expire or are eligible to be exercised under the option grant agreements, determined without regard to such termination or resignation; provided further that such extended exercise period shall not apply in the event the Employee resigns without Good Reason or is terminated by the Company for Cause, in which case, the exercise periods shall continue to be governed by the terms of the option grant agreements.

     8. Restrictions.

          8.1 The Confidential Information Agreement. Employee has signed and reaffirms the Employee Agreement with Respect to Confidential Information, Invention Assignment and Arbitration attached hereto as Schedule A (the "Confidential Information Agreement").

          8.2 Agreement Not to Compete. In consideration for all of the payments and benefits that may become due to Employee under this Agreement, Employee agrees that for a period of eighteen (18) months after termination of his employment for any reason, he will not, directly or indirectly, without the Company's prior written consent, (a) perform for a Competing Entity in any Restricted Area any of the same services or substantially the same services that he performed for the Company; (b) in any Restricted Area, advise, assist, participate in, perform services for, or consult with a Competing Entity regarding the management, operations, business or financial strategy, marketing or sales functions or products of the Competing Entity (the activities in clauses (a) and (b) collectively are, the "Restricted Activities"); or (c) solicit or divert the business of any Restricted Customer. Employee acknowledges that in his position with the Company he has had and will have access to knowledge of confidential information about all aspects of the Company that would be of significant value to the Company's competitors.

          8.3 Additional Definitions.

          (a) (a) Customer. "Customer" means any individual or entity for whom the Company has provided services or products or made a proposal to perform services or provide products.


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          (b)  Restricted Customer. "Restricted Customer" means any Customer with whom/which Employee had contact on behalf of the Company during the 12 months preceding the end, for whatever reason, of his employment.

          (c) Competing Entity. "Competing Entity" means any business entity engaged in the development, design, manufacture, marketing, distribution or sale of molecular diagnostics.

          (d) Restricted Area. "Restricted Area" means any geographic location where if Employee were to perform any Restricted Activities for a Competing Entity in such a location, the effect of such performance would be competitive to the Company.

          8.4 Reasonable Restrictions On Competition Are Necessary. Employee acknowledges that reasonable restrictions on competition are necessary to protect the interests of the Company. Employee also acknowledges that he has certain skills necessary to the success of the Company, and that the Company has provided and will provide to him certain confidential information that it would not otherwise provide because he has agreed not to compete with the business of the Company as set forth in this Agreement.

          8.5 Restrictions Against Solicitations. Employee further covenants and agrees that during Employee's employment by the Company and for a period of eighteen (18) months following the termination of his employment with the Company for any reason, he will not, except with the prior consent of the Company's Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is an employee of the Company for any position as an employee, independent contractor, consultant or otherwise, provided that the foregoing shall not prevent Employee from serving as a reference.

          8.6 Affiliates. For purposes of this Section 8, the term "Company" will be deemed to include the Company and its Affiliates.

          8.7 Ability to Obtain Other Employment. Employee hereby represents that his experience and capabilities are such that in the event his employment with the Company is terminated, he will be able to obtain employment if he so chooses during the period of noncompetition following the termination of employment described above without violating the terms of this Agreement, and that the enforcement of this Agreement by injunction, as described below, will not prevent him from becoming so employed. To assist Employee in obtaining subsequent employment, the Company agrees to respond within 3 business days to any request of Employee as to whether a new position would be viewed by the Company as violation of the restrictions in this Agreement.

          8.8 Injunctive Relief. Employee understands and agrees that if he violates any provision of this Section 8, then in any suit that the Company may bring for that violation, an order may be made enjoining him from such violation, and an order to that effect may be made pending litigation or as a final determination of the litigation. Employee further agrees that the Company's application for an injunction will be without prejudice to any other right of action that may accrue to the Company by reason of the breach of this Section 8.

          8.9 Section 8 Survives Termination. The provisions of this Section 8 will survive termination of this Agreement.


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     9. Arbitration. Unless other arrangements are agreed to by Employee and the
Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedure of Certain Employment Disputes attached as Exhibit C hereof.

     10. Assignments: Transfers: Effect of Merger. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder in a writing promptly delivered to the Employee. This Agreement will inure to the benefit of, and be enforceable by or against, Employee or Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Employee's rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee's rights to compensation and benefits, which may be transferred only by will or operation of law. If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee's death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee's estate.

     11. No Set-off. No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event will Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Employee obtains other employment.

     12. Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state, and local taxes or other amounts required by law to be withheld.

     13. Miscellaneous. No amendment, modification or waiver of any provisions of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced. This Agreement contains the entire Agreement that exists between Employee and the Company with respect to the subjects herein contained and replaces and supersedes all prior agreements, oral or written, between the Company and Employee with respect to the subjects herein contained. Nothing herein shall affect any terms in the Confidential Information Agreement, the LTIP, and any stock option plans or agreements between Employee and the Company now and hereafter in effect from time to time. If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and


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effect. Each section is intended to be a severable and independent section within this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier, or on the third business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each party's signature. Any party may change its address by furnishing notice of its new address to the other party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

     The parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.



                                      /s/ Kevin T. Conroy
                                      ------------------------------------------
                                      Kevin T. Conroy ("Employee")

Notice Address:
5333 N. Idlewild Avenue
Whitefish Bay, WI 53211
                                      Third Wave Technologies, Inc. ("Company")

                                      By: /s/ Gordon F. Brunner
                                          --------------------------------------
                                               Gordon F. Brunner, Chairman
                                               Compensation Committee of
                                               The Board of Directors
Notice Address:
502 South Rosa Road
Madison, Wisconsin 53719-1256



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